Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER EPS OF $0.41, UPDATES 2016 OUTLOOK

•                  Hawaii container volume up 8.4% YOY in 1Q16

•                  Net Income of $18.1 million versus $25.0 million in 1Q15

•                  EBITDA of $66.4 million versus $67.0 million in 1Q15

•                  2016 outlook revised downward to reflect more challenging market conditions in China service

HONOLULU, Hawaii (May 4, 2016) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $18.1 million, or $0.41 per diluted share for the quarter ended March 31, 2016.  Net income for the quarter ended March 31, 2015 was $25.0 million, or $0.57 per diluted share.  Consolidated revenue for the first quarter 2016 was $454.2 million compared with $398.2 million reported for the first quarter 2015.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Our core businesses performed largely as expected in the first quarter, with operating results declining year-over-year in the absence of last year’s extraordinarily strong demand for our China service.  Market conditions in the China trade have deteriorated further in 2016 as international ocean carriers have continued to lower rates in an attempt to attract cargo in this heavily over-supplied trade lane.  This dynamic has spilled over into the annual contracting cycle with freight rates being offered at historically low levels.  Despite this downward pressure on Matson’s freight rates, we expect to continue to earn a substantial rate premium, and given our dual-headhaul route structure, we expect our China service to remain solidly profitable.”

Mr. Cox added, “While these challenging dynamics in China will weigh on our 2016 results, we continue to see solid fundamentals and performance in our other core trade lanes, and also SSAT and Logistics. In Hawaii, where we recently deployed an 11th ship, we expect to benefit from continued market growth and a stronger market position.  Our integration activities in Alaska are progressing well, and are on-track to be complete by the end of the third quarter.  Overall, we remain confident that our businesses will continue to generate strong cash flows to fund our fleet renewal program, invest in equipment, and pursue growth investments, while continuing to return capital to shareholders.”

First Quarter 2016 Discussion and 2016 Outlook

Ocean Transportation:

In the first quarter 2016, the Company’s Hawaii service achieved 8.4 percent container volume growth compared to the first quarter 2015, the result of competitive gains and modest market growth.  The Company believes that the Hawaii economy is healthy and expects construction activity to be a primary driver of market growth.  For the full year 2016, the Company continues to expect its Hawaii container volume to be moderately higher than 2015 with substantially all of the relative increase occurring in the first half of 2016.

In China, the Company’s container volume in the first quarter 2016 was 18.1 percent lower year-over year due to the absence of the exceptionally high demand experienced in the first quarter 2015 during the U.S. West Coast labor disruptions and continued market softness amid a slower than normal post-lunar new year recovery.  The Company continued to realize a sizeable rate premium for its expedited service in the first quarter 2016, but as expected, average freight rates were significantly lower than the first quarter 2015.  For the remainder of 2016, the Company expects increasingly challenging market conditions in the transpacific trade with underlying market rates at historic lows amid chronic over-capacity.  As a result, the Company expects its China rates to trend lower than the declines factored into its previous outlook.

In Guam, a new competitor launched its bi-weekly U.S. flagged containership service at the beginning of the first quarter 2016, resulting in modest competitive volume losses for the Company compared to the first quarter 2015. For the full year 2016, the Company expects to experience continued modest competitive volume losses to this new service.

In Alaska, the Company’s container volume for the first quarter 2016 approximated the level carried by Horizon Lines in the first quarter 2015, primarily due to muted economic activity.  For the full year 2016, the Company expects Alaska volume to be modestly lower than the total 67,300 containers carried by Horizon and Matson in 2015.

For the full year 2016, the Company’s terminal joint venture, SSAT, is expected to contribute modestly lower profits than the $16.5 million contributed in 2015, primarily due to the absence of factors related to the clearing of international cargo backlog in the first half of 2015 that resulted from the U.S. West Coast labor disruptions.

As a result, the Company expects full year 2016 Ocean Transportation operating income to be approximately 15 to 20 percent lower than the $187.8 million achieved in 2015.  In the second quarter 2016, the Company expects operating income to approximate the second quarter 2015 level of $31.4 million, which was negatively impacted by $13.5 million of additional selling, general and administrative expenses related to the Company’s acquisition of Horizon Lines in excess of the Company’s incremental run-rate target and by $11.4 million of costs related to the Company’s settlement with the State of Hawaii.

Logistics: The Company expects 2016 operating income to modestly exceed the 2015 level of $8.5 million, driven by volume growth and continued expense control.

Interest Expense: The Company expects its interest expense in 2016 to be approximately $19.0 million.

Income Tax Expense: The Company expects its effective tax rate for the full year 2016 to be approximately 39.0 percent.

Capital Spending and Vessel Dry-docking: In the first quarter 2016, the Company made maintenance capital expenditures of $30.6 million and dry-docking payments of $13.2 million.  For the full year 2016, the Company expects to make maintenance capital expenditures of approximately $65 million, scheduled new vessel construction progress payments of $67.2 million, and dry-docking payments of approximately $60 million.  For the full year 2016, the Company expects depreciation and amortization to total approximately $133 million compared to $105.8 million in 2015, inclusive of dry-docking amortization of approximately $35.0 million expected in 2016 and $23.1 million in 2015.

Results By Segment

Ocean Transportation — Three months ended March 31, 2016 compared with 2015

	Three Months Ended March 31,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue	$366.1	$305.5	19.8%
Operating costs and expenses	333.1	261.6	27.3%
Operating income	$33.0	$43.9	(24.8)%
Operating income margin	9.0%	14.4%

Volume (Units) (1)
Hawaii containers	36,200	33,400	8.4%
Hawaii automobiles	17,300	15,900	8.8%
Alaska containers	15,500	—	—
China containers	11,800	14,400	(18.1)%
Guam containers	5,500	5,700	(3.5)%
Micronesia/South Pacific containers	3,300	2,600	26.9%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

Ocean Transportation revenue increased $60.6 million, or 19.8 percent, during the first quarter 2016 compared with the first quarter 2015.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska service, higher container volume and yield in Hawaii, partially offset by lower container volume and freight rates in the Company’s China service and lower fuel surcharge revenue.

Alaska volume included in the Company’s first quarter results reflects the third full quarter of operations post-closing of the acquisition on May 29, 2015.  On a year over year basis, Hawaii container volume increased by 8.4 percent due to competitive gains and modest market growth; China volume was 18.1 percent lower due to the absence of the extraordinarily high demand experienced in the first quarter 2015 during the U.S. West Coast labor disruptions and continued market softness; and Guam volume decreased by 3.5 percent due primarily to competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016.

Ocean Transportation operating income decreased $10.9 million, or 24.8 percent, during the first quarter 2016 compared with the first quarter 2015.  The decrease was primarily due to lower freight rates and volume in the China service, increased depreciation and amortization expense, higher vessel operating expenses related to the deployment of an additional vessel in the Hawaii service, additional selling, general and administrative expenses related to the Alaska acquisition, and higher terminal handling expenses.  Partially offsetting these unfavorable items were higher container volume and yield improvements in Hawaii, and the inclusion of operating results from the Company’s acquired Alaska service.

The Company’s SSAT terminal joint venture investment contributed $2.6 million during the first quarter 2016, compared to a $3.4 million contribution in the first quarter 2015.  The decrease was primarily attributable to modestly lower lift volume.

Logistics — Three months ended March 31, 2016 compared with 2015

	Three Months Ended March 31,
(dollars in millions)	2016	2015	Change
Intermodal revenue	$49.4	$49.6	(0.4)%
Highway revenue	38.7	43.1	(10.2)%
Total Logistics Revenue	88.1	92.7	(5.0)%
Operating costs and expenses	86.5	91.7	(5.7)%
Operating income	$1.6	$1.0	60.0%
Operating income margin	1.8%	1.1%

Logistics revenue decreased $4.6 million, or 5.0 percent during the first quarter 2016 compared with the first quarter 2015.  This decrease was primarily the result of lower fuel surcharge revenue, partially offset by higher intermodal volume.

Logistics operating income increased $0.6 million, during the first quarter 2016 compared with the first quarter 2015, primarily due to higher intermodal volume, warehouse operating improvements and highway yield improvements, partially offset by higher G&A and lower intermodal yield.

EBITDA and Capital Allocation

Matson generated EBITDA of $66.4 million during the first quarter 2016, compared to $67.0 million in the first quarter 2015.

Maintenance capital expenditures for the first quarter 2016 totaled $30.6 million compared with $3.3 million in the first quarter 2015. As previously announced, Matson’s Board of Directors’ declared a cash dividend of $0.18 per share payable on June 2, 2016 to shareholders of record on May 12, 2016.

During the first quarter 2016, Matson repurchased 518,600 shares of common stock at an average price of $38.81 per share.  Since the inception of the share repurchase program in November 2015 and as of May 3, 2016, Matson had repurchased a total of 776,692 shares of common stock at an average price of $39.75 per share. An additional 2,223,308 shares are authorized for repurchase under the program.

Debt Levels

Total debt as of March 31, 2016 was $481.2 million, of which $459.5 million was long-term debt.  The ratio of Net Debt to last twelve month EBITDA was 1.5 as of March 31, 2016.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EDT when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s first quarter 2016 results.

Date of Conference Call:	Wednesday, May 4, 2016

Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through May 11, 2016 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 86619345. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s website at www.matson.com; Investor Relations.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet of 23 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income and cash flow expectations, expenses, rate premiums and market conditions in the China service, integration of Alaska operations, trends in volumes, construction cycles in Hawaii, vessel deployments, the absence of an international cargo backlog that existed in 2015, and tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; timing of the installation of exhaust gas scrubbers on vessels and the operation of such scrubbers; our ability to maintain volume growth in the Hawaii trade lane; consummating and integrating acquisitions, including the timing of the continuing integration of Horizon and the expenses incurred related to the integration of Horizon; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the removal of the molasses tank farm and pier risers at Sand Island Terminal; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per-share amounts)	2016	2015
Operating Revenue:
Ocean Transportation	$366.1	$305.5
Logistics	88.1	92.7
Total Operating Revenue	454.2	398.2

Costs and Expenses:
Operating costs	376.4	318.2
Equity in income of related party Terminal Joint Venture	(2.6)	(3.4)
Selling, general and administrative	45.8	38.5
Total Costs and Expenses	419.6	353.3

Operating Income	34.6	44.9
Interest expense	(4.9)	(4.3)
Income before Income Taxes	29.7	40.6
Income tax expense	(11.6)	(15.6)
Net Income	$18.1	$25.0

Basic Earnings Per Share:	$0.42	$0.58
Diluted Earnings Per Share:	$0.41	$0.57

Weighted Average Number of Shares Outstanding:
Basic	43.4	43.4
Diluted	43.8	43.9

Cash Dividends Per Share	$0.18	$0.17

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$20.1	$25.5
Other current assets	238.8	252.4
Total current assets	258.9	277.9
Long-term Assets:
Investment in related party Terminal Joint Venture	69.0	66.4
Property and equipment, net	857.4	860.3
Goodwill	241.6	241.6
Intangible assets, net	137.2	139.1
Capital Construction Fund - cash on deposit	12.5	—
Other long-term assets	97.7	84.5
Total assets	$1,674.3	$1,669.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$21.7	$22.0
Other current liabilities	239.5	275.6
Total current liabilities	261.2	297.6
Long-term Liabilities:
Long-term debt	459.5	407.9
Deferred income taxes	313.3	310.5
Other long-term liabilities	200.6	203.2
Total long-term liabilities	973.4	921.6

Total shareholders’ equity	439.7	450.6
Total liabilities and shareholders’ equity	$1,674.3	$1,669.8

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

		March 31,
(In millions)		2016
Total Debt:		$481.2
Less:	Cash and cash equivalents	(20.1)
	Capital Construction Fund - cash on deposit	(12.5)
Net Debt		$448.6

EBITDA RECONCILIATION

		Three Months Ended
		March 31,			Last Twelve
(In millions)		2016	2015	Change	Months
Net Income		$18.1	$25.0	$(6.9)	$96.1
Add:	Income tax expense	11.6	15.6	(4.0)	70.8
Add:	Interest expense	4.9	4.3	0.6	19.1
Add:	Depreciation and amortization	23.7	16.6	7.1	89.8
Add:	Dry-dock amortization	8.1	5.5	2.6	25.7
EBITDA (1)		$66.4	$67.0	$(0.6)	$301.5

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.